Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-126399


                           PROSPECTUS SUPPLEMENT NO. 3
                        to Prospectus declared effective
                               on November 2, 2005
                               as supplemented by
                  Supplement No. 1 dated November 14, 2005 and
                     Supplement No. 2 dated January 6, 2006

                                  BIONOVO, INC.


      This Prospectus Supplement No. 3 supplements our Prospectus dated November 2, 2005 as supplemented by Prospectus Supplement No. 1 dated November 14, 2005 and Prospectus Supplement No. 2 dated January 6, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon exercise of the warrants.

      Our common stock is quoted on the OTC Bulletin Board under the symbol BNVI.OB. On March 10, 2006, the closing price for our common stock on the OTC Bulletin Board was $1.06.

      This Prospectus Supplement includes the attached Current Report dated March 8, 2006 on Form 8-K of Bionovo, Inc., as filed by us with the Securities and Exchange Commission.

      YOU SHOULD READ THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT NO. 3 AND PROSPECTUS SUPPLEMENT NO. 1 AND PROSPECTUS SUPPLEMENT NO. 2 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is March 10, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                  ------------

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 8, 2006


                                  BIONOVO, INC.
                                  -------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction if incorporation)

     ------------------------------------------------------------------
             000-50073                          87-0576481
     ------------------------------------------------------------------
     (Commission File Number)      (I.R.S. Employer Identification No.)
     ------------------------------------------------------------------


           5858 Horton Street, Suite 375, Emeryville, California 94608
           -----------------------------------------------------------
                    (Address of principal executive offices)


                                 (510) 601-2000
                                 --------------
              (Registrant's telephone number, including area code)


                                       N/A
         (Former name or former address, if changed since last report.)

                                  ------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

On April 6, 2005, Bionovo, Inc., a Delaware corporation (the "Registrant"), entered into a Registration Rights Agreement with investors in the April 6, 2005 private placement of the Registrant's now wholly-owned subsidiary, Bionovo Biopharmaceuticals, Inc. On May 5, 2005, the Registrant entered into a similar Registration Rights Agreement with investors in the Registrant's May 5, 2005 private placement. Both Registration Rights Agreements provided that the Registrant would register for resale the Registrant's common stock (including shares of the Registrant's common stock underlying warrants, the "Investor Common Stock") acquired by investors as of April 6, 2005 and/or May 5, 2005. The Registration Rights Agreements have previously been filed as exhibits to the Registrant's Form 8-K's dated April 6, 2005 and May 5, 2005.

On March 8, 2006, the Registrant entered into amendments to the foregoing Registration Rights Agreements, effective as of December 31, 2005, with the investors in the April 6, 2005 and May 5, 2005 private placements. The amendments amended the respective Registration Rights Agreements as follows:

(i) to delete the Registrant's mandatory obligation to register for resale the shares of Investor Common Stock;

(ii) to delete such investors' rights to receive liquidated damages upon the failure of the Registrant to timely file a registration statement to register the Investor Common Stock for resale, to have such registration statement declared effective by the SEC by a specified date and to maintain the effectiveness of such registration statement; and

(iii) to grant such investors "piggy-back" registration rights with respect to the Investor Common Stock.

In addition, the Registrant agreed in the amendments to use its commercially reasonable best efforts to maintain the registration statement registering, in part, the Investor Common Stock and declared effective by the SEC on November 2, 2005, for the period of time originally required by both Registration Rights Agreements.

The amendments are filed as exhibits to this Current Report on Form 8-K.


Section 8 - Other Events

Item 8.01   Other Events

On January 6, 2006, the Registrant changed its transfer agent and registrar of the Registrant's common stock to Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

      (d)   Exhibit 10.22       First Amendment to Registration Rights Agreement
                                (relating to April 6, 2005 private placement)

            Exhibit 10.23 Amendment to Registration Rights Agreement (relating to May 5, 2005 private placement)

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      BIONOVO, INC.


Date: March 10, 2006                  By: /s/ James P. Stapleton
                                          ----------------------------------
                                          Name:  James P. Stapleton
                                          Title: Chief Financial Officer
                                                 Principal Financial Officer

                                  EXHIBIT INDEX

Exhibit           Description of Exhibit
-------           ----------------------

10.22 First Amendment to Registration Rights Agreement (relating to April 6, 2005 private placement)

10.23 Amendment to Registration Rights Agreement (relating to May 5, 2005 private placement)